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EXHIBIT 1.2

news release

iMagicTV Announces Cost Reduction Initiative

SAINT JOHN, NEW BRUNSWICK, CANADA (November 7, 2002) — iMagicTV (Nasdaq: IMTV and TSX: IMT), a provider of software products that allow telephone companies and other service providers to deliver multi-channel television and interactive media services over high-speed broadband networks, today announced a cost reduction initiative to more closely align the Company's expenses with its revenues and preserve its cash position. The initiative includes an approximate 25 percent reduction in the Company's global workforce along with other cost saving measures.

        The Company will have 97 employees, down from 128, with 83 located in its global headquarters in Saint John, NB upon completion of the initiatives. The Company's actions are expected to result in an annualized cost saving of approximately $4.2 million. As a result of this initiative, iMagicTV expects to record a one-time charge of approximately $1.8 million during its third fiscal quarter ending November 30, 2002.

        "We are maintaining a strong team of professionals with the next generation of our software nearing completion. We remain committed to satisfying our customers' requirements and will continue to maintain our position of strength in research and development," said Gerald Pond, iMagicTV Chief Executive Officer. "While our base of customers is expanding, it is unfortunate we must reduce our employee base. These actions are necessary as we continue to position the Company in its growth years."

        As iMagicTV announced on October 24, a Special Committee of the Board of Directors has engaged CIBC World Markets, Inc. to seek strategic alternatives for the Company.

About iMagicTV

        iMagicTV (Nasdaq: IMTV and TSX: IMT) provides software products and related services that enable telephone companies and other service providers to deliver multi-channel digital television and interactive media services to their subscribers over a broadband network infrastructure. iMagicTV's software can be deployed over high-speed broadband networks including ADSL, VDSL, wireless, Ethernet and Fiber to the Home (FTTH) technologies.

        Incorporated in 1997, iMagicTV maintains its global headquarters in Saint John, New Brunswick, Canada, its European headquarters in Cambridge, U.K. and its Asia Pacific headquarters in Singapore. For more information, visit www.imagictv.com.

        Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements. The words "will," "plan," "anticipate," "expect," "intend," "believe" and similar expressions referring to the future or events to occur in the future are intended to identify forward-looking statements. Statements regarding iMagicTV's projections or strategies also constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on information currently available to us. These statements are not guarantees of future results, performance or achievement and are subject to certain risks, uncertainties and assumptions, including those matters specifically discussed herein, general economic conditions, conditions in the telecommunications industry, and matters discussed in iMagicTV's filings with the U.S. Securities and Exchange Commission (SEC). These and other factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. We do not undertake any obligation to update any forward-looking statement contained in this release.

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Company Contact:

Jeff White

iMagicTV

800-660-0333

jwhite@imagictv.com

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iMagicTV Announces Cost Reduction Initiative